EXHIBIT 5.1

February 9, 2005

Anixter International Inc.	Anixter Inc.
2301 Patriot Boulevard	2301 Patriot Boulevard
Glenview, Illinois 60026	Glenview, Illinois 60026

Ladies and Gentlemen:

     I am the Vice President, General Counsel and Secretary of Anixter International Inc., a Delaware corporation (the “Parent”), and Anixter Inc., a Delaware corporation (the “Company”), and as such have acted as counsel in connection with a Registration Statement on Form S-3 (File No. 333-121428)(the “Registration Statement”) filed by the Parent and the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of debt securities of the Company (the “Debt Securities”) and guarantees of the Parent in connection with the Debt Securities (the “Guarantees”), with an aggregate initial offering price of up to $200,000,000.

     The Debt Securities and Guarantees are to be issued under an indenture, dated as of September 9, 1996, by and among the Parent, the Company and The Bank of New York, as trustee, as filed as Exhibit 4.1 to the Registration Statement, such indenture to be amended pursuant to a first supplemental indenture, the form of which is filed as Exhibit 4.2 to the Registration Statement (as so amended, the “Indenture”).

     This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In connection with my opinion, I have examined such documents, corporate records and instruments, and have examined such laws and regulations, as I have deemed necessary for the purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies and the authenticity of the originals of such latter documents.

     On the basis of such examination, I am of the opinion that:

     1. With respect to any offering of any series of Debt Securities (the “Offered Debt Securities”), when (i) an appropriate prospectus supplement with respect to the Offered Debt Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (ii) the terms of the Offered Debt Securities and of

Anixter International Inc.
Anixter Inc.
February 9, 2005

their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or the Restated Certificate of Incorporation or the By-laws of the Company or result in a default under or breach of any agreement or instrument binding upon the Company; and (iii) the Offered Debt Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof upon payment of the agreed-upon consideration therefor, the Offered Debt Securities will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     2. With respect to any offering of Guarantees of any Offered Debt Securities, when (i) an appropriate prospectus supplement with respect to the Guarantees has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (ii) the terms of the Guarantees and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or the Restated Certificate of Incorporation or the By-laws of the Parent or result in a default under or breach of any agreement or instrument binding upon the Parent; and (iii) the Guarantees have been duly executed and the Offered Debt Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof upon payment of the agreed-upon consideration therefor, the Guarantees will be legal, valid and binding obligations of the Parent, enforceable against the Parent in accordance with their terms.

     The opinions set forth above are subject to the following qualifications:

     A. The opinions expressed herein with respect to the legality, validity, binding nature and enforceability of any Offered Debt Securities and Guarantees are subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect, (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity), (iii) requirements that a claim with respect to any Offered Debt Security or Guarantee denominated other than in United States dollars (or a judgment denominated other than in United States dollars in respect to such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iv) government authority to limit, delay or prohibit the making of payments outside the United States or in foreign currencies, currency units or composite currencies.

     B. The foregoing opinions are limited to the laws of the State of New York and the Delaware General Corporation Law, which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws.

Anixter International Inc.
Anixter Inc.
February 9, 2005

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Prospectus contained in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
By:	/s/ JOHN A. DUL
John A. Dul